Exhibit 99.1

FOR IMMEDIATE RELEASE April 10, 2020	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS NAMES CHIEF EXECUTIVE OFFICER

(DENVER, CO) The Good Times Restaurants Inc. (Nasdaq: GTIM) Board of Directors announced today that Ryan Zink has been named Chief Executive Officer of Good Times Restaurants Inc. effective immediately. Mr. Zink has served as Acting Chief Executive Officer and Chief Financial Officer since October 2019.

“I have the utmost confidence in Ryan. As Acting CEO, he has demonstrated outstanding leadership and the ability that will be needed to lead the Company out of the impact of the Coronavirus pandemic and into a bright future,” Geoff Bailey, Chairman of the Board of Directors said. “The Board of Directors is excited about Mr. Zink’s fresh perspective and energy, coupled with his finance and operations experience, and we believe it’s what the Company needs to build strong, successful brands and to improve shareholder value,” Mr. Bailey continued.

In Mr. Zink’s role as CEO, he will directly oversee both of the Company’s brands and corporate functions. Mr. Zink will report to the Chairman of the Board of Directors. The Company does not intend to appoint a CFO at this time.

Mr. Zink commented, “I am honored to take the helm in a permanent appointment, even at such a turbulent time for our industry and our customers. The foundation that our management team has built over the last six months has enabled us to be nimble and take immediate action to maintain both liquidity and operating capability through the pandemic. I am confident that as our nation’s crisis passes, our brands will be well positioned to capitalize on renewed demand for the high-quality food and unique experience that Good Times and Bad Daddy’s provide our guests.”

Mr. Zink joined the Company in 2017 as its Chief Financial Officer. Immediately prior to joining the Company, Mr. Zink served as Corporate Finance Director and Reporting Leader for INVISTA, a wholly-owned subsidiary of Koch Industries, Inc. He also served in various capacities with F&H Acquisition Corp., parent of the Fox and Hound and Champps restaurant brands, including Senior Vice President of Finance, and Chief Operating Officer for its Champps concept. Mr. Zink began his career as an accountant with the professional services firm KPMG LLP.

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) owns, operates, franchises and licenses 39 Bad Daddy’s Burger Bar restaurants through its wholly-owned subsidiaries. Bad Daddy’s Burger Bar is a full-service “small box” restaurant concept featuring a chef-driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high-energy atmosphere that appeals to a broad consumer base. Additionally, through its wholly owned subsidiaries, Good Times Restaurants Inc. operates and franchises a regional quick-service restaurant chain consisting of 33 Good Times Burgers & Frozen Custard restaurants focused on fresh, high-quality, all-natural products which are located primarily in Colorado.

Exhibit 99.1

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the Risk Factors section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 24, 2019 filed with the SEC. Although Good Times may from time to time voluntarily update its forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Good Times Restaurants Inc. CONTACTS:

Ryan Zink, Chief Executive Officer (303) 384-1432

Christi Pennington (303) 384-1440